                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                Tom Brown, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                             [TOM BROWN, INC.LOGO]

                                TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 9, 2002

Dear Stockholder:

     On behalf of the Board of Directors, you are cordially invited to attend the 2002 Annual Meeting of Stockholders of Tom Brown, Inc., a Delaware corporation (the "Company"), to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on Thursday, May 9, 2002, for the following purposes:

     - To elect nine directors and

     - To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors fixed the close of business on March 12, 2002 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available at the Company's offices in Denver, Colorado for a period of at least ten days prior to the meeting for examination during ordinary business hours by any stockholder for any purpose germane to the meeting.

     Your vote is important regardless of the number of shares you may own. The Company urges you to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors

                                          [/S/ BRUCE R. DEBOER]

                                          BRUCE R. DEBOER
                                          Secretary

April 1, 2002

                                TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 2002

                               PROXY SOLICITATION

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tom Brown, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Company's Annual Meeting of Stockholders to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on May 9, 2002, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and form of proxy included herewith are first being sent to stockholders on or about April 1, 2002.

     If the enclosed proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such choice. If no choice is indicated, the shares will be voted "FOR" the director nominees. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

                        PERSONS MAKING THE SOLICITATION

     This proxy is solicited on behalf of the Board. The initial solicitation will be by mail. The total expense of solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's stock. Further solicitation of proxies may be made by mail, telephone or oral communication with some stockholders of the Company following the original solicitation. All such further solicitation will be made by the Board or consultants currently retained by the Company or employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent in which case the cost will be borne by the Company.

                         STOCKHOLDERS ENTITLED TO VOTE

     Holders of the Company's common stock, $.10 par value per share ("Common Stock"), of record at the close of business on March 12, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 39,158,124 shares of Common Stock. Each share of Common Stock entitles its owner to one vote. Cumulative voting is not authorized.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by proxy, constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company's Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock and represented in person or by proxy at the Annual Meeting is required for the election of the nine nominees for director.

     The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve and matters incident to the conduct of the Annual Meeting, including matters of which the Company did not receive notice until after February 19, 2002.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The number of directors is established from time to time by resolution of the Board. The current authorized number of directors is nine, which includes one director nominee designated by Union Oil Company of California ("Unocal"), the beneficial owner of 5.8 million shares of the Company's Common Stock, pursuant to that certain Stock Ownership and Registration Rights Agreement between Unocal and the Company dated June 29, 1999 (the "Stock Rights Agreement").

DIRECTOR NOMINEES

     The nominees were elected directors of the Company at the last annual meeting of stockholders. The Board is recommending that the nine nominees listed below be elected to hold office until the 2003 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for such substitute nominee, unless the Board elects to reduce the number of directors. The nominees listed below have consented to being nominated and to serve if elected. THE BOARD RECOMMENDS VOTING "FOR" THE ELECTION OF THE FOLLOWING DIRECTOR NOMINEES:

                                                                                               DIRECTOR
NOMINEE                                 AGE   POSITION WITH COMPANY AND PRINCIPAL OCCUPATION    SINCE
-------                                 ---   ----------------------------------------------   --------
Thomas C. Brown.......................  75    Director of the Company; Chairman of the Board     1968
                                              and Chief Executive Officer of TMBR/Sharp
                                              Drilling, Inc.
Kenneth B. Butler.....................  48    Director of the Company; Vice President of         2000
                                              Unocal Gulf Region USA, a business unit of
                                              Union Oil Company of California
David M. Carmichael...................  63    Director of the Company (currently and             1996
                                              1985-1986); Director of Ensco International
                                              Inc.; former Chairman of the Board, Chief
                                              Executive Officer and President of American
                                              Oil and Gas Corporation; former Director of KN
                                              Energy, Inc.
Henry Groppe..........................  76    Director of the Company; Partner in oil and        1989
                                              gas consulting firm of Groppe, Long & Littell
Edward W. LeBaron, Jr. ...............  72    Director of the Company; Partner in LeBaron        1968
                                              Ranches L.P.; Retired partner Pillsbury &
                                              Winthrop law firm
James D. Lightner.....................  49    Director, President and Chief Executive            2000
                                              Officer of the Company

                                                                                               DIRECTOR
NOMINEE                                 AGE   POSITION WITH COMPANY AND PRINCIPAL OCCUPATION    SINCE
-------                                 ---   ----------------------------------------------   --------
Wayne W. Murdy........................  57    Director of the Company; Director, Chairman of     2001
                                              the Board and Chief Executive Officer of
                                              Newmont Mining Corporation
James B. Wallace......................  73    Director and Chairman of the Board of the          1992
                                              Company; Partner in Brownlie, Wallace,
                                              Armstrong and Bander Exploration
Robert H. Whilden, Jr. ...............  66    Director of the Company; Senior Vice               1989
                                              President, General Counsel and Secretary of
                                              BMC Software, Inc.; Director of W-H Energy
                                              Services, Inc.

OTHER INFORMATION ABOUT THE BOARD

     The Board held seven meetings during 2001 and action was also taken by unanimous written consent on three occasions. During 2001, each incumbent director attended at least 75% of the total number of meetings of the Board or committees of the Board on which he served for the period during which he was a member.

     Except for the rights of Unocal to designate one director nominee pursuant to the terms of the Stock Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

     The Board has established the following standing committees, each of which is comprised of independent directors:

     - The Executive Committee has responsibility, as necessary or advisable from time-to-time, for the oversight and management of the business of the Company. The Executive Committee held seven meetings and took action by unanimous written consent on one other occasion during 2001 and is comprised of Messrs. Carmichael, Lightner and Wallace.

     - The Audit Committee has the responsibility of recommending employment of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and adequacy of internal control systems. The Audit Committee is comprised of directors who are not salaried employees of the Company, namely, Messrs. Butler, LeBaron, and Murdy. The Audit Committee held five meetings during 2001.

     - The Compensation Committee reviews and recommends to the Board the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee held two meetings and took action by unanimous written consent on ten occasions during 2001. The members of the Compensation Committee in 2001 were Messrs. Carmichael, Groppe and Whilden.

     - The Nominating Committee was established in January 2002 to review and recommend director nominees to the Board to be elected at the annual meeting of stockholders and to fill vacancies on the Board as necessary from time-to-time. Stockholders may recommend director candidates for consideration by the Nominating Committee by writing to the Secretary of the Company. The Nominating Committee is comprised of Messrs. LeBaron, Murdy and Whilden.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is governed by a written charter which was adopted in May 2000. All three members of the Audit Committee are independent directors. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing

Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on our review with management and the auditors, we recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The foregoing report is made by the members of the Audit Committee, Messrs. Butler, LeBaron and Murdy.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date with respect to the Common Stock beneficially owned by (i) each person or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all directors, nominees and executive officers as a group.

                                                              NUMBER OF SHARES   PERCENT
                                                                BENEFICIALLY        OF
NAME OF BENEFICIAL OWNER                                          OWNED(1)        CLASS
------------------------                                      ----------------   --------
(a) Five Percent (5%) Holders:
  Unocal Corporation........................................     5,800,000(2)      14.8%
     2141 Rosecrans Avenue
     El Segundo, California 90245
  Compression, Inc..........................................     2,977,100(3)       7.6%
     Two West Second Street
     Tulsa, Oklahoma 74103
  Steinberg Priest Capital Management Company, Inc. ........     2,718,943(4)       6.9%
     12 East 49th Street
     New York, New York 10017
  State Farm Mutual Automobile Insurance Company............     2,610,254(5)       6.7%
     One State Farm Plaza
     Bloomington, Illinois 61710
  Shapiro Capital Management Company, Inc...................     2,274,789(6)       5.8%
     3060 Peachtree Road, N.W
     Atlanta, Georgia 30305
(b) Directors and Named Executive Officers:
  Donald L. Evans...........................................             0            0
  Thomas W. Dyk.............................................       229,100            *
  James D. Lightner.........................................       214,000            *
  Peter R. Scherer..........................................       137,832            *
  Henry Groppe..............................................       101,767            *
  James B. Wallace..........................................        82,767            *
  Daniel G. Blanchard.......................................        82,250            *
  Thomas C. Brown...........................................        71,395            *
  Bruce R. DeBoer...........................................        62,459            *
  Robert H. Whilden, Jr. ...................................        60,167            *
  Edward W. LeBaron, Jr. ...................................        53,427            *

                                                              NUMBER OF SHARES   PERCENT
                                                                BENEFICIALLY        OF
NAME OF BENEFICIAL OWNER                                          OWNED(1)        CLASS
------------------------                                      ----------------   --------
  Wayne W. Murdy............................................         5,000            *
  David M. Carmichael.......................................         2,500            *
  Kenneth B. Butler.........................................           300            *
(c) All Directors, Nominees and Executive Officers as a
  Group (16 persons)........................................     1,161,749(7)       3.0%

---------------

* Does not exceed one percent (1%) of the class.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive powers. Beneficial ownership in respect of stock options includes shares that may be acquired within sixty (60) days of the Record Date and is set forth as follows in respect of the individuals listed in part (b) of this table:

                                             Number
Name                                        of Shares
----                                        ---------
Donald L. Evans                                    0
Thomas W. Dyk                                217,138
James D. Lightner                            210,000
Peter R. Scherer                             125,750
Henry Groppe                                  65,167
James B. Wallace                              70,167
Daniel G. Blanchard                           81,250
Thomas C. Brown                               65,167
Bruce R. DeBoer                               62,459
Robert H. Whilden, Jr.                        55,167
Edward W. LeBaron, Jr.                        25,167
Wayne W. Murdy                                 5,000
David M. Carmichael                            2,500
Kenneth B. Butler                                  0

(2) As reported in Amendment No. 1 to Schedule 13D dated November 15, 1999, filed jointly by Unocal Corporation ("Unocal Corp."), Union Oil Company of California ("Unocal"), Chicago Carbon Company ("CCC"), Lemont Carbon, Inc. ("Lemont"), Midwest 76, Inc. ("Midwest 76"), and Midwest Natural Gas Pipeline Company ("Midwest"), all such entities report shared voting and dispositive powers with respect to 5,800,000 shares. CCC is a general partnership comprised of Lemont, Midwest 76 and Midwest and each of such partners is a subsidiary of Unocal which is itself a subsidiary of Unocal Corp.

(3) As reported in Amendment No. 8 to Schedule 13D dated January 7, 2002, Compression, Inc. has sole voting and dispositive power with respect to 2,977,100 shares. Based on previous reports, a partnership known as CS Holding Associates beneficially owns Samson Investment Company which owns Compression, Inc.

(4) As reported in Amendment No. 7 to Schedule 13G dated January 28, 2002, filed jointly by Steinberg Priest Capital Management Company, Inc. ("Steinberg"), Michael A. Steinberg & Company, Inc. ("S&C"), and Michael A. Steinberg ("Mr. Steinberg"), Steinberg has sole voting power with respect to 1,124,550 shares and sole dispositive power with respect to 2,493,882 shares; S&C has sole dispositive power with respect to 67,361 shares; and Mr. Steinberg has sole voting and dispositive powers with respect to 157,700 shares. Mr. Steinberg may be deemed to have beneficial ownership of the shares owned by all of the reporting entities.

(5) As reported in Amendment No. 23 to Schedule 13G dated January 25, 2002, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power with respect to 2,600,000 shares, State Farm Investment Management Corp. (together with State Farm Variable Product Trust) has shared voting and dispositive power with respect to 6,254 shares and State Farm Mutual Fund Trust has sole voting and dispositive power with respect to 4,600 shares.

(6) As reported on Schedule 13G filed on February 14, 2002, jointly by Shapiro Capital Management Company, Inc. ("Shapiro"), Samuel R. Shapiro ("Mr. Shapiro") and The Kaleidoscope Fund, LP (the "Fund"), Shapiro has sole voting and dispositive power with respect to 2,187,289 shares; Mr. Shapiro may be deemed to be the beneficial owner of 25,000 shares owned by his spouse and reports sole voting and dispositive power with respect thereto; and the Fund has sole voting and dispositive power with respect to 62,500 shares.

(7) Includes 1,042,717 shares issuable upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND POLICIES

     The Compensation Committee of the Board is responsible for setting and administering the policies which govern both annual cash compensation and incentive programs for the Company's executive officers. The Compensation Committee is currently comprised of three directors, none of whom are employed by the Company or any of its subsidiaries. Following review and approval of executive compensation by the Compensation Committee, such recommendations of the Compensation Committee are submitted to the full Board for approval.

     With respect to 2001 compensation, the Compensation Committee has not adopted a structured salary, stock option or other incentive compensation program but does utilize performance factors as described below to assist in the determination of compensation. The Compensation Committee maintains the philosophy that compensation of its executive officers should be balanced between a fair and reasonable cash compensation and incentives linked to the Company's overall operating performance. To achieve this balance, executives have, in addition to their salaries and cash bonuses, been awarded stock options that reward executives through the creation of stockholder value. The Compensation Committee takes into account that corporate performance, especially in the oil and gas industry, is often cyclical and that the Company's performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on certain factors compared over a period of several consecutive years, rather than applying such factors on an isolated or "snapshot" basis at the time compensation levels are recommended by the Compensation Committee to the full Board. In this regard, and partly due to the peculiarities of financial accounting requirements for oil and gas companies, the Compensation Committee emphasizes performance factors such as growth in the Company's proved oil and gas reserves, increases in volumes of oil and gas sold by the Company, oil and gas finding costs and operating costs, and the achievement by management of specific goals set by the Board from time to time; however, the Compensation Committee has not established any specific performance levels which would automatically result in increases in compensation, nor does the Compensation Committee assign absolute weights or rankings to factors considered by it, but instead makes a subjective determination based upon a consideration of all of such factors. The Compensation Committee has utilized from time to time various compensation survey reports as prepared for the oil and gas industry by consultants such as William M. Mercer, Incorporated, KPMG LLP, Effective Compensation Inc. and W. T. Haigh and Associates when analyzing current compensation amounts for executive officers and employees. The Compensation Committee believes that the current mix between the cash and equity incentive opportunities presently in place for the executive officers of the Company is adequate to motivate and retain them.

     In addition to the factors described above, in the case of Mr. Lightner, the Chief Executive Officer for substantially all of 2001, the Compensation Committee also considered and took into account Mr. Lightner's ability to maintain and strengthen the Company's relationships with the investment community, generate employee confidence and morale, and demonstrate other leadership qualities. Under Mr. Lightner's leadership and managerial capabilities, the Company reported total revenues of approximately $326 million for the year ended December 31, 2001, as compared to total revenues of $253 million for 2000. The Company's oil and gas sales improved from $217 million in 2000 to $274 million in 2001. The Company also reported a 23% increase in natural gas production in 2001 as compared to 2000 and an increase of reserves from 603 BCFE in 2000 to 732 BCFE in 2001. Based upon this outstanding performance in 2001, the Compensation Committee approved a cash bonus to Mr. Lightner of $250,000. Mr. Lightner's base salary was increased from $250,000 to $350,000 as of January 19, 2001, the date he was named Chief Executive Officer. The Compensation Committee believes the salary paid to Mr. Lightner for 2001 was appropriate and consistent with the Compensation Committee's objective of recommending compensation levels and components based on factors compared over a period of several years and, at the same time, more closely approximate competition levels. The Company's former Chief Executive Officer, Mr. Evans, resigned on January 19, 2001 in conjunction with his early retirement from the Company to serve as U.S. Secretary of Commerce. In recognition of Mr. Evans' past performance and contributions to the stability and success of the Company, the Compensation Committee, after consultation with an independent compensation analyst, recommended, and the Board approved, a retirement compensation package including (i) a cash payment in the amount of $1,525,000 and (ii) acceleration of the vesting of Mr. Evans' unvested stock options.

     Section 162(m) of the Code precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers, unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance stockholder approval. Although the Compensation Committee has not established a policy with respect to qualifying compensation paid to its executive officers under Section 162(m), the Compensation Committee will continue to assess the implications of Section 162(m) on executive compensation and determine what action, if any, will be appropriate.

     The foregoing report is made by the members of the Compensation Committee, Messrs. Carmichael, Groppe and Whilden.

SUMMARY OF ANNUAL COMPENSATION

     The following table sets forth compensation paid by the Company to its Chief Executive Officer and the other four most highly compensated executive officers for fiscal years 1999, 2000 and 2001.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                             ANNUAL COMPENSATION    COMPENSATION
NAME AND                                     --------------------     OPTIONS          ALL OTHER
PRINCIPAL POSITION                    YEAR   SALARY($)   BONUS($)    AWARDED(#)    COMPENSATION($)(1)
------------------                    ----   ---------   --------   ------------   ------------------
D.L. Evans..........................  2001     21,394          0            0          1,526,442(3)
  Chairman and CEO(2)                 2000    375,000    500,000       85,000             40,364(3)
                                      1999    355,698    275,000       50,000             40,342(3)
J.D. Lightner.......................  2001    346,265    250,000      100,000              7,151
  CEO and President(4)                2000    250,008    300,000       70,000              7,000
                                      1999    166,671    140,000      300,000            100,000(5)
T.W. Dyk............................  2001    229,604    160,000       50,000              9,276
  EVP and COO(6)                      2000    215,016    193,500       55,000              2,867
                                      1999    203,424    150,000      125,000              6,675
D.G. Blanchard......................  2001    229,604    145,000       75,000              9,165
  EVP and CFO(7)                      2000    190,016    209,000       45,000              2,837
                                      1999     80,174     54,000      100,000                  0
P.R. Scherer........................  2001    176,676     85,000       17,500              8,616
  EVP                                 2000    165,000    109,000       21,500              6,600
                                      1999    158,245     80,000       15,000              6,322
B.R. DeBoer.........................  2001    180,846    100,000       17,500              8,750
  VP, GC and Secretary                2000    164,168     98,500       21,500              6,545
                                      1999    154,975     51,000       20,000              6,172

---------------

(1) Except as otherwise noted, amounts represent the Company contribution to each named executive officer's 401(k) Plan account.

(2) Mr. Evans retired from the Company on January 19, 2001.

(3) Upon his retirement on January 19, 2001, Mr. Evans received a retirement award of $1,525,000 and $1,442 for unused vacation time. Such amounts for 2000 and 1999, respectively, also include (i) $5,412 and $4,954 attributable to the Company's payment for the term portion of a split dollar life insurance policy on behalf of Mr. Evans, and (ii) $28,352, and $28,713 representing the net present value of the interest savings on the whole life portion of the policy for a period of ten years computed at an annual interest savings rate of 8% per annum (in conjunction with Mr. Evans' retirement and decision not to take assignment of the policy, this policy was surrendered and the cash surrender value was paid to the Company).

(4) Mr. Lightner became President of the Company on May 3, 1999 at an annual salary of $250,000. On January 19, 2001, Mr. Lightner was elected Chief Executive Officer upon Mr. Evans' resignation.

(5) Mr. Lightner received a signing bonus of $100,000 on his hire date.

(6) Mr. Dyk became Executive Vice President of the Company on April 16, 1998. On February 17, 1999, Mr. Dyk added the title of Chief Operating Officer.

(7) Mr. Blanchard became Vice President and Chief Financial Officer of the Company on August 3, 1999 at an annual salary of $185,000. On November 14, 2000 Mr. Blanchard was elected Executive Vice President.

STOCK OPTION GRANTS

                               2001 OPTION GRANTS

                                               INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                               --------------------------------------------------   VALUE AT ASSUMED ANNUAL
                               NUMBER OF     PERCENT OF                              RATES OF STOCK PRICE
                               SECURITIES   TOTAL OPTIONS   EXERCISE                   APPRECIATION FOR
                               UNDERLYING    GRANTED TO     OR BASE                     OPTION TERM(1)
                                OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                           GRANTED(#)    FISCAL YEAR     ($/SH)       DATE        5%($)        10%($)
----                           ----------   -------------   --------   ----------   ----------   ----------
D.L. Evans...................         0            0         31.00      2/22/11             0            0
J.D. Lightner................   100,000          6.7         31.00      2/22/11     1,949,573    4,940,602
T.W. Dyk.....................    50,000          3.4         31.00      2/22/11       974,787    2,470,301
D.G. Blanchard...............    75,000          5.0         31.00      2/22/11     1,462,180    3,705,451
P.R. Scherer.................    17,500          1.2         31.00      2/22/11       341,175      864,605
B.R. DeBoer..................    17,500          1.2         31.00      2/22/11       341,175      864,605

---------------

(1) These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

                      AGGREGATED OPTION EXERCISES IN 2001
                        AND 2001 YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS ON
                           SHARES        VALUE       OPTIONS ON 12/31/01(#)            12/31/01($)(1)
                         ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
NAME                     EXERCISE(#)    ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ---------   -----------   -------------   -----------   -------------
D.L. Evans.............    486,101     8,163,480           0              0               0              0
J.D. Lightner..........         --            --     117,500        352,500       1,602,738      3,457,213
T.W. Dyk...............     12,862       194,123     165,888        176,250       2,043,236      1,780,794
D.G. Blanchard.........         --            --      51,250        168,750         697,231      1,288,594
P.R. Scherer...........         --            --     120,375         48,625       1,551,297        410,858
B.R. DeBoer............         --            --      52,709         46,291         637,426        387,451

---------------

(1) Value of in-the-money options is equal to the fair market value of a share of Common Stock on December 31, 2001 of $27.01 (based on the last sale price of the Common Stock), less the exercise price.

(2) The value realized for shares exercised and sold is the actual amount of sale proceeds less the exercise price, unadjusted for tax consequences. The value realized for shares exercised and held is the difference between the fair market value of the Common Stock on the exercise date and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 2001, the Company had an employment agreement with each of Messrs. Evans and Lightner which provided for a severance payment upon the executive's resignation from employment, preceded by either (i) the assignment of the executive without his consent to any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of his duties or responsibilities for reasons other than good cause; (ii) any failure of the Company or its stockholders, as the case may be, to re-elect the executive to office or his removal from any such office for reasons other than good cause; or
(iii) any breach by the Company (or any successor) of any of the provisions of the agreement or any failure by the Company to carry out any of its obligations under the agreement for reasons other than good cause. The severance benefit payment is an amount equal to the executive's then existing annual base pay (or an amount equal to his base pay for the balance of the term of the agreement if less than one year). Under the terms of the agreement, if a dispute were to arise regarding the termination of the executive or the interpretation or enforcement of the agreement, all legal fees and expenses incurred by the executive in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in the agreement would be paid by the Company, to the extent the executive were to prevail. An amendment to each agreement provided the executive with the option of electing the benefits of the employment agreement or the Severance Agreement described below. On January 19, 2001, Mr. Evans retired from the Company to serve as U.S. Secretary of Commerce. Accordingly, his employment agreement is no longer in force or effect. Mr. Lightner's agreement expires on April 30, 2002.

     The Company has entered into Severance Agreements with certain officers of the Company (including the named executive officers) regarding compensation upon termination of employment for reasons other than cause, death, disability or retirement due to any of the following events: (i) a change in control of 20% of the Company's securities, (ii) an acquisition of over 50% of the Company's assets, (iii) a change in the composition of a majority of the board, (iv) failure of more than one of management's director nominees to be elected and (v) a merger or sale of assets of the Company in which the Company does not survive. The term of the agreements is through December 2003 with automatic annual extensions thereafter. The agreements provide that eligible officers shall receive a multiple of their annual base salary plus bonus and continuation of medical insurance benefits for a time period equal to such multiple. The multiple for Messrs. Evans and Lightner is 2.5 and the multiple for Messrs. Dyk, Blanchard, Scherer and DeBoer is 2. (As a result of Mr. Evans' resignation, his agreement is no longer in force or effect.)

     As of the Record Date, the Company's 1989 Stock Option Plan, 1993 Stock Option Plan and 1999 Long-Term Incentive Plan contain "change of control" provisions which are applicable to all holders of options, restricted stock or other awards granted under the plans, including the named executive officers. The change of control provisions in such plans, which are substantially identical, generally provide that if (i) any person, entity or group directly or indirectly acquires beneficial ownership of 50% or more of the outstanding shares of the Company's voting stock, (ii) the Company is involved in any merger, consolidation, share exchange, or sale, lease or exchange of all or substantially all of its assets, (iii) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board or (iv) the stockholders approve a complete liquidation or dissolution of the Company (each such event constituting a "Change of Control"), each option is fully vested and exercisable and each restricted stock award is fully vested immediately prior to such Change of Control or earlier as specified by the Compensation Committee. Within ten days after the approval by the stockholders of a Change of Control in clauses (ii),
(iii) or (iv) above or thirty days of a Change of Control of the type described in clause (i) above, the Compensation Committee may effect one or more of the following alternatives:

     - accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after a Change of Control) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees shall terminate,

     - require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of a date, before or after a Change of Control, specified by the Compensation Committee, in which event the Compensation Committee shall thereupon cancel such options and the Company shall pay to each optionee an amount of cash per share equal to the excess, if any, of the "Change of Control Value" of the shares subject to such option over the exercise prices under such options for such shares,

     - make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect the Change of Control, or

     - provide that, upon any exercise of an option theretofore granted, the optionee shall be entitled to purchase under such option, in lieu of the number of shares of stock as to which such option shall then be exercisable, the number and class of shares of stock or other securities or property or cash to which the optionee would have been entitled pursuant to the terms of the agreement effecting such Change of Control if, immediately prior to such Change of Control, the optionee had been the holder of record of the number of shares of stock as to which such option is then exercisable.

     The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any Change of Control transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if such Change of Control occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to stockholders of the Company in any transaction consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

PERFORMANCE GRAPH

     The following performance graph compares the annual cumulative total stockholder return on the Common Stock with the cumulative total return of the S&P 600 Smallcap Stock Index and the Amex Natural Gas Index (the Company is not using the S&P Energy Composite 500 Index because it is no longer a published index) for the period of five fiscal years commencing December 31, 1996 and ending December 31, 2001. The table assumes that the value of an investment in the Common Stock and each Index was $100 on December 31, 1996 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 Tom Brown, Inc.       100.00     92.22     48.05     64.07    157.49    129.39
 S&P 600 Smallcap
  Index                100.00    124.53    121.91    135.96    150.94    159.60
 Amex Natural Gas
  Index                100.00     96.35     61.49     70.82    145.52    102.08

COMPENSATION OF DIRECTORS

     For his service as Chairman of the Board, Mr. Wallace is paid an annual fee of $75,000 payable quarterly. Pursuant to the Company's arrangement with Mr. Brown, the Company pays Mr. Brown a consulting fee in the amount of $6,355 per month inclusive of director fees. During 2001, the Company paid $76,260 to Mr. Brown under such arrangement.

     Other directors who are not employees of the Company or the Unocal designee are paid an annual fee of $20,000 payable quarterly plus $1,500 for attendance at each meeting of the Board and $750 for attendance at each meeting of a committee thereof. The Company also reimburses its directors for actual expenses incurred in attending meetings of the Board.

     Directors who are employees of the Company and the director designated by Unocal receive no compensation for service on the Board or its committees.

STOCK OPTION PARTICIPATION OF DIRECTORS

     All non-employee directors of the Company are eligible to participate in the Company's stock option plans. During 2001, the directors other than employees and the Unocal stockholder designee were each granted a ten-year option vesting in equal increments over four years to purchase 10,000 shares of Common Stock at a price of $31.00 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Brownlie, Wallace, Armstrong and Bander Exploration ("BWAB"), a partnership, owns interests in options to purchase working interests in oil and gas leases located in Wyoming, and in which the Company also owns interests and acts as operator. Mr. Wallace, a director of the Company, is a partner in BWAB. As a result of its ownership interest in the options, and oil and gas leases acquired by the Company pursuant to such options, BWAB has at various times been indebted to the Company. During 2001, the Company billed BWAB approximately $469,000 for BWAB's proportionate share of costs associated with the acquisition of leases under option as well as exploration and development costs. The largest amount owed by BWAB to the Company at any one time during 2001 was approximately $288,900 and BWAB was indebted to the Company in the approximate amount of $28,800 at December 31, 2001. Payments to the Company are due after monthly billings by the Company on the same basis as all other interest owners, and BWAB's participation in the option and underlying leases is on the same basis as all other participants.

     Mr. Groppe, a partner in the oil and gas consulting firm of Groppe, Long & Littell, Houston, Texas, is a director of the Company and is a member of the Compensation Committee. The Company retains the services of Groppe, Long & Littell from time to time and paid the firm $41,000 in consulting fees during 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's directors and officers file with the SEC, at specified times, reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. Based solely on a review of copies of such reports furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements for its directors and officers for the fiscal year ending December 31, 2001 have been complied with in a timely manner, except that one transaction by Mr. Butler reported on one Form 4 report was filed 28 days late.

                                  ACCOUNTANTS

     Effective March 19, 2002, the Company engaged KPMG LLP as its independent accountant to provide audit services in respect of fiscal year 2002 and the Company dismissed Arthur Andersen LLP ("Andersen") as its independent accountant. Andersen served as the Company's independent auditors since March 1990. Andersen's report on the Company's financial statements for the past two fiscal years neither contained an adverse opinion or a disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principals. The decision to change independent accountants was recommended and approved by the Audit Committee as well as the Board. During the Company's two most recent fiscal years and any subsequent interim periods preceding the foregoing dismissal, there were no disagreements between the Company and Andersen on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure. Representatives of Andersen and KPMG are expected to be present at the Annual Meeting and each representative will have an opportunity to make a statement to the stockholders, if he or she desires to do so, and to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed for professional services rendered by Andersen for the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001 and reviews of financial statements on Form 10Q for that fiscal year were $150,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed for professional services rendered by Andersen for financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed for other services rendered by Andersen for the fiscal year ended December 31, 2001 were $103,750, including 401(k) plan audit services, tax services and miscellaneous consulting services.

     The Audit Committee has concluded that the provision of services covered in the sections captioned "Financial Information Systems Design and Implementation Fees" and "All Other Fees" are compatible with maintaining Andersen's independence.

                             STOCKHOLDER PROPOSALS

     In accordance with rules of the SEC, stockholders of the Company may present proposals to the Company for inclusion in the Company's Proxy Statement and form of proxy prepared in connection with its next regular annual meeting of stockholders. Such proposals must be received by the Company no later than December 2, 2002, in order to be considered for inclusion in the Proxy Statement for the 2003 annual meeting. In accordance with the advance notice provisions of the Company's bylaws, notice of stockholder nominations or proposals to be submitted from the floor of the 2003 annual meeting shall be given in the manner prescribed by the bylaws and shall be considered untimely and improper if notice of any such matter is delivered to the Company earlier than December 12, 2002 and later than February 8, 2003.

                                 OTHER MATTERS

     The Board knows of no matters other than those discussed in this Proxy Statement that properly may be, or are likely to be, brought before the meeting. In the event any other matters are properly brought before the meeting, however, the proxy holders or their substitutes will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          /s/ BRUCE R. DEBOER

                                          BRUCE R. DEBOER
                                          Secretary

April 1, 2002

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, EXCLUSIVE OF EXHIBITS, IS AVAILABLE TO EACH BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST SETTING FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMPANY'S SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, TO: SECRETARY, TOM BROWN, INC., 555 SEVENTEENTH STREET, SUITE 1850, DENVER, COLORADO 80202.

                                      PROXY

                                 TOM BROWN, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2002

         The undersigned hereby appoints James B. Wallace and James D. Lightner, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all shares of Common Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on March 12, 2002, at the Annual Meeting of Stockholders of Tom Brown, Inc., to be held at 9:00 a.m., Mountain Time, on May 9, 2002, in the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado, and at all adjournments or postponements thereof.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


[X] Please mark
    votes as in
    this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE
VOTED FOR ITEM 1 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES
UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Election of Nine Directors.                 2. To transact such other business as may
NOMINEES: Thomas C. Brown, Kenneth B.             properly come before the meeting or any
Butler, David M. Carmichael, Henry Groppe,        adjournments thereof, all as set forth in
Edward W. LeBaron, Jr., James D. Lightner,        the Notice of Annual Meeting and Proxy
Wayne W. Murdy, James B. Wallace and Robert       Statement dated April 1, 2002, receipt of
H. Whilden, Jr.                                   which is acknowledged.

                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT
FOR                               WITHHELD        LEFT
ALL         [ ]           [ ]     FROM ALL
NOMINEES                          NOMINEES        PLEASE RETURN PROMPTLY IN THE ENCLOSED
                                                  POSTAGE PAID ENVELOPE.

                                                  Please date this Proxy and sign exactly as
 --------------------------------------           your name appears on your stock certificate.
 For all nominees except as noted above           If stock is held jointly, signature should
                                                  include both names. Executors,
                                                  administrators, trustees, guardians and
                                                  others signing in a representative capacity
                                                  should state their full titles.

                                                  Dated                                , 2002
                                                       --------------------------------

                                                  -------------------------------------------

                                                  -------------------------------------------
                                                           Signature of Stockholder